EXECUTION COPY

August 14, 2003

Interest Rate (Group I Commercial Paper Rate/LIBOR Basis Spread) Swap Documentation

KEYCORP STUDENT LOAN TRUST 2003-A

c/o Bank One, National Association

One Bank One Plaza

Suite IL-0126

Chicago, Ill, 60670

Fax:

(312) 407-1708

cc:

(212) 373-1382

Attention: Corporate Trust Services

From:

KEY BANK USA, NATIONAL ASSOCIATION

The purpose of this communication is to set forth the terms and conditions of the Interest Rate (Group I Commercial Paper Rate/LIBOR Basis Spread) Swap Transaction (the “Transaction”) between KEY BANK USA, NATIONAL ASSOCIATION (“Party A”) and KEYCORP STUDENT LOAN TRUST 2003-A (“Party B”) on the Trade Date specified below.  This communication will constitute a “Confirmation” as referred to in the ISDA Master Agreement (Multicurrency - Cross Border) (Group I Commercial Paper Rate/LIBOR Basis Spread) dated as of August 14, 2003, entered into by the parties hereto (the “ISDA Master Agreement”).

The definitions and provisions contained in the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc (the “Definitions”), are incorporated herein.

This Confirmation supplements, forms part of and is subject to the ISDA Master Agreement.  All provisions contained in the ISDA Master Agreement will govern this Confirmation, except as expressly modified below.  In the event of any inconsistency among or between the ISDA Master Agreement, the Definitions and this Confirmation, this Confirmation will govern.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them (either directly or by incorporation) in the ISDA Master Agreement and Appendix A of the Sale and Servicing Agreement (as of the Trade Date).  The term “Business Day” shall have the meaning ascribed thereto in Appendix A of the Sale and Servicing Agreement.

1.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:

August 14, 2003

Effective Date:

September 1, 2003

Termination Date:

The earlier of (i) the date on which the outstanding principal amount of the Group I Notes is reduced to zero and (ii) the occurrence and continuation of an Event of Default under the Indenture (as defined in Appendix A of the Sale and Servicing Agreement) resulting in a liquidation of the Group I Student Loans.

Calculation Agent:

The Administrator (as defined in Appendix A of the Sale and Servicing Agreement).

Netting:

On any Payment Date, the obligations of the Parties shall be netted such that the Party with the greater Floating Rate Payment obligation shall pay to the other Party the difference between the Floating Rate Payment owed by it to the other Party and the Floating Rate Payment owed to it by the other Party.

Collection Periods:

With respect to the first Distribution Date, the 3 Monthly Calculation Periods immediately preceding the month in which such Distribution Date occurs.  With respect to any subsequent Distribution Date, the 3 Monthly Calculation Periods immediately preceding the month in which the Distribution Date occurs.

Monthly Calculation Periods:

For each calendar month, the period beginning on and including the first day of such month and ending on and including the last day of such month. For the avoidance of doubt, no Business Day Convention shall apply to the calculation of the number of days in a Monthly Calculation Period.

Floating Rate Amounts Payable By Party A:

Party A

Floating Rate Payments:

For each Collection Period, the sum of the Party A Floating Rate Payments for each Monthly Calculation Period.  The Party A Floating Rate Payment for any Monthly Calculation Period shall be the product of:

(1)

Three-Month LIBOR minus 0.15% calculated in the same manner and on such dates as such index is calculated for the Group I LIBOR Indexed Securities for the Interest Period that ends on the Distribution Date to which such Collection Period relates;

(2)

the principal balance of the Commercial Paper Rate Loans as determined as of the first day of the Monthly Calculation Period; and

(3)

a fraction, the numerator of which is the actual number of days in the Monthly Calculation Period and the denominator of which is 360.

In addition, on any Payment Date Party A shall be obligated to pay any Group I Net Trust Swap Receipt Carryover Shortfall Amount that exists on such Payment Date.

Party A Floating Rate

Payment Dates:

With respect to each Collection Period, the Distribution Date to which such Collection Period relates.

Floating Rate Amounts Payable by Party B:

Party B Floating Rate

Payments:

For each Collection Period, the sum of the Party B Floating Rate Payments for each Monthly Calculation Period.  The Party B Floating Rate Payment for any Monthly Calculation Period shall be the product of:

(1)

the Commercial Paper Rate as determined as of the first day of the Monthly Calculation Period;

(2)

the aggregate principal balance of Commercial Paper Rate Loans as determined as of the first day of the Monthly Calculation Period; and

(3)

a fraction, the numerator of which is the actual number of days in the related monthly period and the denominator of which is 360.

In addition, on any Payment Date Party B shall be obligated to pay any Group I Net Trust Swap Payment Carryover Shortfall Amount that exists on such Payment Date, but only to the extent that funds are available and only in accordance with the provisions of the Sale and Servicing Agreement.

Party B Floating Rate

Payment Dates:

With respect to each Collection Period, the Distribution Date to which such Collection Period relates.

Fixed Rate Payment:

Fixed Rate Payer:

Party B

Fixed Rate Payment:

[Zero] [PLEASE CONFIRM]

Fixed Rate Payment Date:

August 14, 2003

2.

Account Details:

Payments to Party A:

KEYBANK NATIONAL ASSOCIATION

ABA 0410001039

AC 1553

ATTENTION: DERIVATIVE OPERATIONS

CREDIT TO KEYBANK USA

Payments to Party B:

KEYBANK NATIONAL ASSOCIATION

ABA 0410001039

AC 3599511203

Group I Collection Account Subaccount

3.

Other Terms:

If (1) the long term debt rating of Party A is withdrawn, suspended or reduced below “A1” by Moody’s, or (2) the short-term debt rating of Party A is withdrawn, suspended or reduced below “A-1” by Standard & Poor’s, Party A shall be required, no later than the 30th day following expense, to either (i) obtain a substitute swap counterparty that has a counterparty rating of (a) a long term debt rating of at least “A1” by Moody’s, and (b) a short such rating withdrawal, suspension or downgrade, at Party A’s term debt rating of at least “A-1” by Standard & Poor’s or (ii) enter into arrangements reasonably satisfactory to the Indenture Trustee, including collateral arrangements, guarantees or letters of credit, which arrangements in the view of each such Rating Agency will result in the elimination of the effect or impact of such rating withdrawal, suspension or downgrade on the Noteholders.  Failure to comply with this obligation shall constitute an Event of Default with Party A as the Defaulting Party.

Each capitalized term used in this Confirmation and not defined in this Confirmation or Appendix A of the Sale and Servicing Agreement or the Definitions shall have the meaning assigned in the ISDA Master Agreement.

Please promptly confirm that the preceding correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

KEY BANK USA, NATIONALASSOCIATION

By:

  /s/Craig T. Platt

Name:

Craig T. Platt

Title:

Senior Vice President

Confirmed as of the date first written:

KEYCORP STUDENT LOAN TRUST 2003-A

By:

Bank One, National Association

not in its individual capacity but solely

as Eligible Lender Trustee

By:

  /s/Eva Aryeetey

Name:    Eva Aryeetey
Title:     Authorized Officer